Exhibit 10.20

INDEMNIFICATION AND HOLD HARMLESS AGREEMENT

THIS INDEMNIFICATION AND HOLD HARMLESS AGREEMENT (this “Agreement”) is made as of June 13, 2012, by and between TCS Holdings, Inc., a Delaware corporation (the “Company”), and William A. Tindell III (“Tindell”).

WHEREAS, Tindell is a director and the Chief Executive Officer of the Company;

WHEREAS, Tindell has agreed to author a book (the “Book”) detailing, among other things, an account of the history of the Company, the principles upon which it was founded and the impact of “Conscious Capitalism”; and

WHEREAS, as a condition to Tindell’s agreement to author the Book, the Company has agreed to indemnify Tindell and his controlled affiliate that is party to any related publishing or collaboration agreements (collectively, “Indemnitee”), as set forth below.

NOW, THEREFORE, in consideration of the foregoing and certain other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Indemnification.  Effective as of the date hereof, the Company shall indemnify Indemnitee and hold Indemnitee harmless and advance Expenses to Indemnitee if the Indemnitee is a party or participant (including non-party witness or otherwise) or is threatened to be made a party or participant (including non-party witness or otherwise) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and in any appeal in such action, suit or proceeding, and in any inquiry or investigation that could lead to such an action, suit or proceeding, against any and all liabilities, obligations (whether known or unknown, or due or to become due or otherwise), judgments, fines, fees, penalties, interest obligations, deficiencies, other actual losses (for example, verifiable lost income related to time spent defending such claim or action) and reasonable expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and excise taxes and penalties) incurred or suffered by Indemnitee in connection with such action, suit or proceeding arising out of or pertaining to any actual or alleged action or omission which arises out of or relates to the fact that Indemnitee is authoring or publishing or has authored or published the Book or pursuant to any publishing or collaboration agreements entered into in connection therewith, to the fullest extent permitted by applicable law or the Company’s Articles of Incorporation and Bylaws, each as amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide the same or broader indemnification rights than permitted prior thereto) (each such liability, obligation, judgment, fine, fee, penalty, interest obligation, deficiency, other actual losses, and reasonable expenses being referred to herein as a “Loss,” and collectively, as “Losses” and all reasonable attorneys’ fees, accountants’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any proceeding or establishing the Indemnitee’s right of entitlement to indemnification for any of the foregoing being referred to as an “Expense”, and collectively as “Expenses”).  In making a determination with respect to indemnification, the Indemnitee shall be presumed to be entitled to full indemnification hereunder, and the Company shall have the burden of proof in making any determination contrary to such presumption.  Any Loss incurred by Indemnitee shall be paid by the Company to Indemnitee within 60 days of the incurrence thereof.  If it is determined by final judicial decision from which there is no further right to appeal that indemnification of Indemnitee under this Agreement or otherwise is not permitted by applicable law (any such Loss, a “Non-Indemnification Loss”), Indemnitee shall repay to the Company within forty-five (45) days of the issuance of such final judicial decision the amount of such Non-Indemnification Loss paid on behalf of Indemnitee hereunder that is so determined not to be permitted.  The indemnification rights provided hereby to Indemnitee shall continue regardless of whether Tindell continues to be: (a) a director of the Company or (b) the Chief Executive Officer of the Company.

2.             Advancement of Expenses.  Subject to applicable law, all reasonable Expenses actually incurred by, or in the case of retainers, to be incurred by, Indemnitee in connection with any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, if so requested by the Indemnitee, within 30 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances. Indemnitee may submit such statements from time to time. The Indemnitee’s entitlement to such Expenses shall include those incurred, or in the case of retainers, to be incurred, in connection with any Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the Expenses incurred by, or in the case of retainers, to be incurred by, the Indemnitee in connection therewith.  Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company.  Such undertaking shall be an unlimited general obligation of Indemnitee.  The Company acknowledges and agrees that such undertaking is not secured and that advances hereunder shall be made without reference to Indemnitee’s financial ability to make repayment.

3.             Notice and Coverage Prior to Notice.  Indemnitee shall give notice (the “Notice”) to the Company within five days after actual receipt of service or summons related to any action begun in respect of which indemnity may be sought hereunder or actual notice of assertion of a claim with respect to which he seeks indemnification; provided, however, that the Indemnitee’s failure to give such notice to the Company within such time shall not relieve the Company from any of its obligations under Section 1 of this Agreement except to the extent the Company has been materially prejudiced by Indemnitee’s failure to give such notice within such time period.  Upon receipt of the Notice, the Company shall assume the defense of such action, whereupon the Indemnitee shall not be liable for any reasonable Expenses for Indemnitee or any other Losses incurred with respect to the matters set forth in the Notice and the Company shall reimburse the Indemnitee for all reasonable Expenses related to the action or claim incurred by the Indemnitee prior to the Indemnitee’s giving of the Notice.  Notwithstanding the foregoing, Indemnitee shall be entitled to retain counsel and shall be reimbursed in full for all Expenses of such counsel in the event that (i) the Company fails to assume the defense of Indemnitee when it is required to do so hereunder, (ii) counsel proposed by the Company in fulfillment of its indemnification obligations hereunder is not reasonably acceptable to the Indemnitee or (iii) there is a potential conflict of interest among Indemnitee and one or more other persons or entities represented by counsel proposed by the Company in fulfillment of its indemnification obligations hereunder.  Indemnitee shall provide substantiation of the amount and type of any Expenses incurred within 30 days of incurrence thereof.  Any reimbursement of Expenses made to Indemnitee pursuant to this paragraph will be made as soon as reasonably practicable following Indemnitee’s substantiation of the amount and type of Expenses so incurred but in no event later than the last day of the Indemnitee’s taxable year following the taxable year in which the Expense was incurred.  The amount of Expenses reimbursed in one year pursuant to this paragraph shall not affect the amount eligible for reimbursement in any subsequent year.

4.             Non-Exclusivity.  The rights of Indemnitee hereunder shall be in addition to any rights that Indemnitee may have under the Company’s governance documents (e.g. Articles of Incorporation, By-laws, etc.), applicable law, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

5.             Insurance.  To the extent the Company maintains, at its expense, an insurance policy or policies providing liability insurance with respect to the acts or omissions covered by this Agreement, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available thereunder.

6.             Payment.  The Company shall not be liable to Indemnitee under this Agreement to make any payment in connection with any claim against Indemnitee to the extent the Indemnitee has otherwise actually received, and is entitled to retain, payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.  Notwithstanding the foregoing, the Company and Indemnitee agree that Indemnitee has no obligation to pursue or exhaust any remedy against any third party, other than to reasonably cooperate with the Company and its insurer.

7.             Enforceability.  This Agreement and the indemnification contained herein shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, liquidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs and personal and legal representatives.

8.             Binding Obligation.  If this Agreement or any portion hereof shall be found to be invalid on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless Indemnitee, as to costs, charges and Expenses (including court costs and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and in any appeal in such action, suit or proceeding, and in any inquiry or investigation that could lead to such an action, suit or proceeding, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.             Governing Law; Venue.  This Agreement shall be governed by the law of the State of Delaware without regard to conflicts of laws principles that would result in the application of any law other than the law of the State of Delaware.  The parties hereto irrevocably consent and voluntarily submit to personal jurisdiction in the State of Delaware in any Proceedings arising out of or relating to this Agreement and agree that all claims in respect of any such Proceeding may be heard and determined in any appropriate Delaware court.

10.          Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

11.          Facsimile and Counterpart Signature.  This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument, but only one of which need be produced.

12.          Enforcement; Duration.  The Company expressly confirms and agrees that it has entered into this Agreement on behalf of itself and assumed the obligations imposed on it hereby in order to induce Indemnitee to author the Book, and the Company acknowledges that Indemnitee is relying upon this Agreement in authoring the Book.  This Agreement shall continue until and terminate upon the later of: (a) the final termination of all Proceedings to which the Indemnitee may be subject pursuant to Indemnitee’s authoring or publication of the Book; or (b) the expiration of all statutes of limitations applicable to possible Proceedings to which the Indemnitee may be subject arising out of the authoring or publication of the Book.

13.          Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, taxes, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such action, suit or proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such action, suit or proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).  The amounts so contributed will be paid to Indemnitee as reimbursement for such Expenses as soon as practicable following Indemnitee’s substantiation of the amount of such Expenses but in no event later than the last day of the Indemnitee’s taxable year following the taxable year in which the expense was incurred.  The amount of Expenses reimbursed to Indemnitee during a given taxable year of Indemnitee shall not impact the amount of such Expenses that may be reimbursed pursuant to this paragraph during any subsequent taxable year of Indemnitee and such right to reimbursement is not subject to liquidation or exchange for another benefit.

14.          Severability.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

TCS Holdings, Inc.

By:	/s/ Melissa Reiff
Name:	Melissa Reiff
Title:	President

[Signature Page to W. Tindell Indemnification Agreement]

Indemnitee:

/s/ William A. Tindell II
Name: William A. Tindell II